Exhibit (a)(1)(vi)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated November 18, 2022, and the related Letter of Transmittal and any amendments or supplements thereto. The Offeror (as defined below) is not aware of any state where making the Offer is prohibited pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting making the Offer or accepting Shares pursuant thereto, the Offeror will make a good faith effort to comply. If the Offeror cannot comply with such statute, the Offeror will not make the Offer to, nor accept tenders from or on behalf of, holders of Shares in that state. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

Up to 1,525,000 Ordinary Shares of

Atento S.A.

at $5.00 Net Per Share

by

MCI Capital, LC

a wholly owned subsidiary of

MCI, LC

MCI Capital, LC, an Iowa limited liability company (the “Offeror”) and a wholly owned subsidiary of MCI, LC, an Iowa limited liability company (“Parent”), is offering to purchase up to 1,525,000 ordinary shares, no par value per share (the “Shares”), of Atento S.A. (the “Company”) at a price of $5.00 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, and on the other terms and conditions specified in the Offer to Purchase, dated November 18, 2022, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Shareholders who have Shares registered in their names and tender directly to MacKenzie Partners, Inc. (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Shareholders who hold Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY, ON DECEMBER 16, 2022, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon at least 775,000 Shares being validly tendered and not properly withdrawn prior to expiration of the Offer. The Offer is subject to certain conditions set forth in the Offer to Purchase. See “Terms of the Offer” and “Conditions of the Offer” in the Offer to Purchase. In the event the Offer is oversubscribed, Shares tendered will be subject to proration upon the terms and conditions of the Offer. See “Acceptance for Payment; Payment for Shares” in the Offer to Purchase. The purpose of the Offer is not to acquire or influence control of the business of the Company.

The Company’s Board has not reviewed the Offer or made any recommendation regarding whether or not holders of Shares should tender their Shares pursuant to the Offer.

Subject to the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), the Offeror reserves the right (but is not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect. Subject to such applicable rules and regulations, the Offeror reserves the right to extend the Offer, as described in “Terms of the Offer” in the Offer to Purchase.

Any extension or amendment, waiver of a condition, delay in acceptance for payment or payment, or termination of the Offer will be followed promptly by public announcement thereof, in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined in “Terms of the Offer” in the Offer to Purchase).

Except as set forth in the Offer to Purchase, to validly tender Shares, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions (as defined in “Procedure for Tendering Shares” in the Offer to Purchase), a manually executed facsimile thereof), with any required signature guarantees, or an Agent’s Message (as defined in “Procedure for Tendering Shares” in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth in the Offer to Purchase prior to the Expiration Date and either (1) certificates representing Shares tendered must be delivered to the Depositary or (2) Shares tendered must be properly delivered pursuant to the procedures for book-entry transfer described in “Procedure for Tendering Shares” in the Offer to Purchase and a confirmation of delivery must be received by the Depositary (including an Agent’s Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth in “Procedure for Tendering Shares” in the Offer to Purchase. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender Shares pursuant to the Offer.

If you desire to tender Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot timely comply with the procedure for tendering Shares by book-entry transfer, or cannot deliver all required documents to the Depositary by the Expiration Date, you may tender Shares pursuant to the Offer by following the procedures for guaranteed delivery described in “Procedure for Tendering Shares” in the Offer to Purchase.

The Offeror will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when the Offeror gives oral or written notice to the Depositary of its acceptance for payment of those Shares. Payment for Shares accepted for payment will be made by depositing the aggregate purchase price for all validly tendered Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Offeror and transmitting such payments to tendering shareholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date, and, if not previously accepted for payment, at any time after January 16, 2023 pursuant to SEC regulations. To be effective, a written (or, with respect to Eligible Institutions, a facsimile transmission) notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company (“DTC”) to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers on such certificates must also be furnished to the Depositary prior to the physical release of such certificates. If you tender Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such institution to arrange for the withdrawal of your Shares.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Company is being requested to provide its registered shareholders list and securities position listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on that list and furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Holders of Shares are urged to consult with their own tax advisors as to the particular tax consequences of the Offer to them.

The Offer to Purchase and related Letter of Transmittal being filed with the SEC in connection with the Offer contain important information, and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9, required to be filed and provided within ten business days, will also contain important information. Each such document should be read carefully in its entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers below. Additional copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent or from brokers, dealers, commercial banks, trust companies or other nominees. Copies will be furnished promptly at the Offeror’s expense. The Offeror will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary or as otherwise described in “Fees and Expenses” in the Offer to Purchase) for soliciting tenders of Shares.

The Information Agent for the Offer is:

1407 Broadway

New York, New York 10018

(212) 929-5500

Shareholders, Banks and Brokers

Call Toll-Free: (800) 322-2885

Email: tenderoffer@mackenziepartners.com

November 18, 2022

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